Exhibit 99.2

NV5 Appoints François Tardan to Board of Directors

Hollywood, FL – January 29, 2015 – NV5 Holdings, Inc. (the “Company”) (Nasdaq: NVEE), a provider of professional and technical engineering and consulting solutions, is pleased to announce the appointment of François Tardan to its Board of Directors. From 1998 to 2011, François Tardan served as Executive Vice President and Chief Financial Officer of Bureau Veritas (BV), a global leader in testing, inspection and certification (Euronext Paris: BVI). BV was founded in 1828 and today has more than 64,000 employees and 1,330 offices and laboratories in 140 countries.

During Mr. Tardan’s tenure at BV, revenues grew from €650 million to €3.4 billion and EBITDA margins increased from 8% to 16.5%. Under his leadership the company also completed more than 100 acquisitions in Asia, North America, Latin America, and Europe and completed a successful IPO in 2007 with a placement exceeding €1 billion. BV shares increased in price from €37.7 to €56 during the time Mr. Tardan was with the company despite the impact of the 2008 financial crisis. Before 1998 Mr. Tardan was President and CEO of Fondasol, a notable European geotechnical firm with offices in France, Brussels, Luxembourg and Morocco. François Tardan graduated from Ecole Nationale d’Administration (ENA) in Paris and received his MBA from Ecole des Hautes Etudes Commerciales (HEC).

“I am very excited to have an opportunity to work with the NV5 management team. I believe my experience will allow me to add value to the Board in several key areas,” said François Tardan.

“I know first-hand that François will bring a wealth of knowledge and experience to the NV5 Board,” said Dickerson Wright, Chairman and CEO of NV5. “François lead Bureau Veritas in the acquisition and integration of our public company, U.S. Laboratories (Nasdaq: USLB). I was the Chairman and CEO of U.S. Laboratories and became the CEO of Bureau Veritas North America and reported to François. Under his guidance we made 13 successful acquisitions from 2003 to 2008 and grew the North American platform from $80 million in revenue to approximately $300 million,” he added.

About NV5

NV5 Holdings, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, energy, program management and environmental solutions. The Company operates 28 offices in California, Colorado, Utah, Florida, Pennsylvania, New Jersey and Ohio and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Contacts:

NV5 Holdings, Inc.

Richard Tong

Tel: +1-954-495-2114

Lauren Wright
Tel: +1-408-392-7233

Email: ir@nv5.com